UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8–K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date Of Report (Date Of Earliest Event Reported): 6/10/2005

FASTENTECH, INC.

(Exact name of Registrant as Specified in its Charter)

Commission File Number: 333-108365

Delaware	52-2225101
(State of Other Jurisdiction Of Incorporation or Organization)	(I.R.S. Employer Identification No.)

8500 Normandale Lake Boulevard

Suite 1230

Minneapolis, MN 55437

(Address of Principal Executive Offices, Including Zip Code)

(952) 921-2090

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On June 10, 2005, FastenTech, Inc. (the “Company”) amended and restated its existing senior secured credit facility by entering into a Second Amended and Restated Credit Agreement (the “Amended Agreement”), dated as of June 10, 2005, among the Company, JPMorgan Chase Bank, N.A., as administrative agent, and the banks and financial institutions party thereto. The Amended Agreement replaces the Amended and Restated Credit Agreement (the “Credit Agreement”) dated as of May 1, 2003, as amended and restated as of June 30, 2004, among the Company, JPMorgan Chase Bank, N.A., as administrative agent, and the banks and financial institutions party thereto. Attached as Exhibit 99.1 to this report is a copy of the Company’s press release in respect of such agreement and such press release is incorporated herein by reference.

The amended credit facility, which has similar terms to the Company’s previous credit facility, provides for, among other things:

•	An increase in the total commitment size from $115 million to $150 million, with an option to increase the facility by an additional $25 million;

•	An extension of the original maturity date from May 1, 2008 to May 1, 2010;

•	Libor and prime rate interest options ranging from Libor +2.25% to Libor +3.0% or prime +1.25% to prime +2.0%, dependent upon certain financial performance benchmarks;

In addition, the amended credit facility includes certain financial covenant requirements, as follows:

Period	Total Leverage	Minimum EBITDA	Interest Coverage
To 9/30/05	5.00x	$47.0	1.75x
10/01/05 - 9/30/06	4.75x	$49.0	2.00x
10/1/06 – 9/30/07	4.50x	$52.0	2.00x
10/1/07 – 9/30/08	4.25x	$54.0	2.25x
Thereafter	4.00x	$56.0	2.25x

Item 9.01. Financial Statements and Exhibits

(c)	Exhibit

99.1	Press release of FastenTech, Inc., dated June 14, 2005.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

FASTENTECH, INC.

Date: June 15, 2005	By:	/s/ Michael R. Elia
Michael R. Elia
Senior Vice President and Chief Financial Officer

Exhibit Index

Exhibit No.	Description
EX-99.1	Press release of FastenTech, Inc., dated June 14, 2005.